Independent Auditors' Consent




To the Shareholders and Board of Trustees of Smith Barney Funds, Inc.:
We consent to the incorporation by reference, with respect to the Funds listed below for the Smith Barney Funds, Inc. (the Funds), in the respective Prospectus and Statement of Additional Information, of our report dated February 11, 2000, on the statement of assets and liabilities as of December 31, 1999 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-30D.
We also consent to the references to our firm under the headings "Financial Highlights" in the respective Prospectus and "Independent Auditors" in the Statement of Additional Information.

Fund
Large Cap Value Fund
U.S. Government Securities Fund
Short-Term High Grade Bond Fund




KPMG LLP
New York, New York
April 25, 2000
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